Exhibit 99.4

FOR IMMEDIATE RELEASE

Terayon Launches TJ 900 Family of eMTAs

Terayon Expands Markets With New Family of Standards-Based Voice Enabled Cable Modems

Santa Clara, California – June 15, 2005 – Terayon Communication Systems, Inc. (NASDAQ: TERN), a leading provider of digital video networking applications and home access solutions, today launched a new family of embedded multimedia terminal adapters (eMTA) for cable system operators offering both voice and broadband data services.

     The TJ 900 family has been designed for the cost-effective delivery of two lines per household of primary or secondary line Voice over Internet Protocol (VoIP) telephony, in addition to supporting high-speed Internet access. The two current TJ 900 models are the PacketCable™-certified TJ 945 and the TJ 955. Both are designed for internal home use, utilize proven chipsets from Texas Instruments and are based on DOCSIS® and EuroDOCSIS™ cable data and PacketCable voice specifications.

     “Cable operators worldwide are expanding their rollouts of VoIP telephony and broadband Internet access, driving their need for all-in-one solutions that make it easy for their subscribers to enjoy both services,” said Kanaiya Vasani, Terayon vice president of product marketing. “Combining support for industry standards with high performance, features and functionality, our next-generation TJ 900 eMTA family will help us expand our markets, build on the success we are already experiencing with eMTAs and provide cable operators worldwide with a compelling voice and data solution.”

     The TJ 945 was recently certified to meet both the PacketCable 1.0 specification for cable VoIP service, and the DOCSIS 2.0 cable modem specification. The TJ 945 has been specifically designed for secondary line VoIP service in which a battery backup is not required. This is an advantage for cable operators rolling out secondary line VoIP services in one or more cable systems in order to build initial market share, rather than spending more time and money at the outset to offer primary line service.

     The TJ 945 is complemented by the TJ 955, which supports primary line VoIP service. The TJ 955 accomplishes this with its integrated battery backup, which provides eight hours of standby time or five hours of talk-time that will allow cable operators to continue delivering critical voice services in the event of local power outages. Operators can double the standby and talk-time with the addition of an optional second battery. The TJ 955 utilizes the same hardware design as the PacketCable-certified TJ 945, with the addition of the battery backup functionality. Terayon plans to submit the TJ 955 at the next CableLabs certification wave that supports both DOCSIS 2.0 and PacketCable 1.5 certification testing.

About Terayon

     Terayon Communication Systems, Inc. (NASDAQ: TERN) provides digital video networking applications and home access solutions that enable the delivery of advanced digital video, voice and data services. Service providers worldwide have deployed more than 5,000 of Terayon’s digital video systems to brand their programming, insert millions of digital ads, offer HDTV and other digital video services. More than five million Terayon cable modems and other home access solutions have been deployed by cable operators globally to provide broadband Internet access and VoIP telephony. Terayon maintains its headquarters in Santa Clara, California; has sales and support offices worldwide and is on the web at www.terayon.com

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Press Contacts:	Investor Contact:
Rebecca West	Eileen Morcos
(415) 402-0230	(408) 235-5544
rebecca@atomicpr.com	eileen.morcos@terayon.com

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, estimates and assumptions by Terayon and other parties that involve risks and uncertainties, including the performance and capabilities of Terayon’s TJ 945 and TJ 955 embedded multimedia terminal adapters (eMTA), the pace of worldwide cable VoIP deployments, as well as the other risks and uncertainties detailed from time to time in Terayon’s filings with the SEC, including the 10-K for the year ended Dec. 31, 2004 and the 10-Q for the quarter ended March 31, 2005.

Note: Terayon, CherryPicker and the Terayon logo are trademarks of Terayon Communication Systems, Inc. and may be registered in the United States and other countries. All other trademarks are the property of their respective owners.